SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
[Amendment No.           ]

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MOODY’S CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 23, 2005

Dear Stockholder:

      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Moody’s Corporation to be held on Tuesday, April 26, 2005, at 9:30 a.m. at the Company’s offices at 99 Church Street, New York, New York.

      The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2004 is also enclosed.

      Your vote is important. Please vote your shares whether or not you plan to attend the meeting. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record, please check your proxy card or other voting instructions to see which of these options are available to you.

Sincerely,

JOHN RUTHERFURD, JR.
Chairman and Chief Executive Officer

MOODY’S CORPORATION

99 Church Street
New York, New York 10007

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

      The 2005 Annual Meeting of Stockholders of Moody’s Corporation will be held on Tuesday, April 26, 2005, at 9:30 a.m. at the Company’s offices at 99 Church Street, New York, New York, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.	To elect three Class I directors of the Company to each serve a three-year term;

2.	To amend the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock from 400 million to 1 billion;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year 2005; and

4.	To transact such other business as may properly come before the meeting.

      The Board of Directors of the Company has fixed the close of business on March 1, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

JANE B. CLARK
Corporate Secretary

March 23, 2005

      Whether or not you plan to attend the meeting in person, it is important that you complete, sign, date and promptly return the enclosed form of proxy or that you give your proxy by telephone or the Internet. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card or voted by telephone or the Internet.

i

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF MOODY’S CORPORATION

General

      This Proxy Statement and the accompanying proxy card are being furnished to the holders of the common stock, par value $.01 per share (the “Common Stock”), of Moody’s Corporation (“Moody’s” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use in voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 26, 2005, at 9:30 a.m. at the Company’s principal executive offices located at 99 Church Street, New York, New York 10007. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 23, 2005. Moody’s telephone number is (212) 553-0300.

Annual Meeting Admission

      Stockholders will need an admission ticket to enter the Annual Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent to you. If you plan to attend the Annual Meeting in person, please retain the admission ticket.

      If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership such as a bank or brokerage account statement, to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007. Stockholders who do not have admission tickets will be admitted following verification of ownership at the door.

Record Date

      The Board of Directors has fixed the close of business on March 1, 2005 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were                      shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share.

How to Vote

      In addition to voting in person at the Annual Meeting, stockholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

Special Voting Procedures for Certain Current and Former Employees

      Many current and former employees of the Company have share balances in the Moody’s Common Stock Fund of the Moody’s Corporation Profit Participation Plan (the “Profit Participation Plan”). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee or former employee will serve as a voting instruction for the trustee of the Profit Participation Plan, as well as a proxy for any shares registered in that person’s own name (including shares acquired under the

Moody’s Corporation Employee Stock Purchase Plan and/or pursuant to restricted stock awards). To allow sufficient time for voting by the trustee, Profit Participation Plan voting instructions must be received by April 22, 2005. If voting instructions have not been received by that date, the trustee will vote those Profit Participation Plan shares in the same proportion as the Profit Participation Plan shares for which it has received instructions, except as otherwise required by law.

Quorum and Voting Requirements

      The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

      A plurality of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Only shares that are voted in favor of a particular nominee will be counted towards such nominee’s achievement of a plurality. Thus, shares present at the Annual Meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes, if any, will not be counted towards such nominee’s achievement of a plurality.

      The affirmative vote of the holders of a majority of the voting power of the stock entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of the proposed amendment to the Company’s Restated Certificate of Incorporation. Brokers that do not receive voting instructions from the beneficial owners of the shares held in their name may vote in favor of the proposed amendment to increase the number of authorized shares. Abstentions count as votes against the proposed amendment.

      The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2005. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes, if any, while present at the meeting are not entitled to vote for such matter and will have no effect on the outcome of the vote.

Proxies

      The enclosed proxy provides that you may specify that your shares of Common Stock be voted “For” the director nominees or to “Withhold Authority” for the nominees and “For,” “Against” or “Abstain” from voting with respect to the other proposals. The Board of Directors recommends that you vote “For” each of the three director nominees named in this Proxy Statement, “For” the approval of the proposed amendment to the Company’s Restated Certificate of Incorporation, and “For” the ratification of the selection of the independent registered public accounting firm. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in accordance with the recommendations of the Board of Directors.

      It is not expected that any matter other than those referred to herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

      Any stockholder of record who votes by telephone or the Internet or who executes and returns a proxy may revoke such proxy or change such vote at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007, written notice of such revocation, (ii) casting a new vote by telephone or the Internet or by submitting another proxy that is properly signed and bears a later date or (iii) attending the Annual Meeting and voting in person. A stockholder whose shares are owned beneficially through a bank, broker or other nominee should contact that entity to change or revoke a previously given proxy.

      Proxies are being solicited hereby on behalf of the Board of Directors. The cost of the proxy solicitation will be borne by the Company, although stockholders who vote by telephone or the Internet may incur telephone or Internet access charges. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone, telecopy or otherwise. Such directors, officers and employees will not be specifically compensated for such services. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement for out-of-pocket expenses. Arrangements may also be made with custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

Delivery of Documents to Stockholders Sharing an Address

      If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may seek to reduce duplicate mailings by delivering only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at (212) 553-3638 or by submitting a written request to the Company’s Investor Relations Department, at 99 Church Street, New York, New York 10007. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the Common Stock and other equity securities of the Company. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

      Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports are required, the Company believes that all of its officers and directors and those greater-than-10% stockholders that filed any reports filed all of such reports on a timely basis during the year ended December 31, 2004.

CORPORATE GOVERNANCE

      In order to address evolving best practices and new regulatory requirements, the Board of Directors annually reviews its corporate governance practices and the charters for its standing committees. As a result of this review, during 2004 the Board amended the Company’s Corporate Governance Principles and the charters of its Audit Committee and its Governance and Compensation Committee. A copy of the amended Corporate

Governance Principles is available on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Corporate Governance Principles.” A copy of the amended charter of the Audit Committee is attached to this Proxy Statement as Appendix A, and it and the amended charter of the Governance and Compensation Committee are also available on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Committee Charters.” Copies may also be obtained upon request, addressed to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007. The Audit Committee and the Governance and Compensation Committee assist the Board in fulfilling its responsibilities, as described below.

Board Meetings and Committees

      During 2004, the Board of Directors met five times and had two standing committees, an Audit Committee and a Governance and Compensation Committee, which also performs the functions of a nominating committee. All directors attended at least 75% of the total number of meetings of the Board and of all committees of the Board on which they served (during the periods that he or she served) in 2004.

      Directors are encouraged to attend the Annual Meeting. All of the Company’s directors were in attendance at the 2004 Annual Meeting.

The Audit Committee

      The Audit Committee represents and assists the Board of Directors in its oversight responsibilities relating to: the integrity of the Company’s financial statements and the financial information provided to the Company’s stockholders and others; the Company’s compliance with legal and regulatory requirements; the Company’s internal controls; and the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”) and the performance of the Independent Auditors, and of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditors and, as such, the Independent Auditors report directly to the Audit Committee.

      The Audit Committee has established a policy setting forth the requirements for the pre-approval of audit and permissible non-audit services to be provided by the Company’s Independent Auditors. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees, as well as any other audit services and specified categories of non-audit services, subject to certain pre-approved fee levels. In addition, pursuant to the policy, the Audit Committee has authorized its chair to pre-approve other audit and permissible non-audit services up to $50,000 per engagement and a maximum of $250,000 per year. The policy requires that the Audit Committee chair report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

      The members of the Audit Committee are Mr. Wulff (Chairman since October 2004), Mr. Anderson, Mrs. Evans, Mr. Glauber (former Chairman), Mr. Kist, Senator Mack, Dr. McKinnell and Ms. Newcomb, each of whom is independent under NYSE and SEC rules and under the Company’s Corporate Governance Principles. The Board of Directors has determined that each of Mr. Anderson, Mr. Glauber, Mr. Kist, Dr. McKinnell and Mr. Wulff is an “audit committee financial expert” under the SEC’s rules.

      Mr. Anderson currently serves on the audit committees of three other public companies. Under the NYSE rules, a member of the Audit Committee may not simultaneously serve on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service does not impair the ability of the member to effectively serve on the Audit Committee. The Board of Directors has determined that Mr. Anderson’s simultaneous service on the three other audit committees does not impair his ability to effectively serve on the Company’s Audit Committee.

      The Audit Committee held seven meetings during 2004.

The Governance and Compensation Committee

      The functions of the Governance and Compensation Committee include identifying and evaluating possible candidates to serve on the Board and recommending director nominees for approval by the Board and the Company’s stockholders. The Governance and Compensation Committee also considers and makes recommendations to the Board of Directors concerning the size, structure, composition and functioning of the Board and its committees, oversees the evaluation of the Board, and develops and reviews the Company’s Corporate Governance Principles.

      The Governance and Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. The Committee also oversees the evaluation of senior management (including by reviewing and approving performance goals for the Company’s executive officers, including the Chief Executive Officer (the “CEO”), and by evaluating their performance) and oversees, and makes recommendations to the Board regarding, compensation arrangements for the CEO and for certain other executive officers. The Committee also administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval, including the Company’s key employees’ stock incentive plans.

      The Governance and Compensation Committee will consider director candidates recommended by stockholders of the Company. In considering a candidate for Board membership, whether proposed by stockholders or otherwise, the Governance and Compensation Committee examines the candidate’s business experience and skills, independence, judgment and integrity, his or her ability to commit sufficient time and attention to Board activities, and any potential conflicts with the Company’s business and interests. The Governance and Compensation Committee also seeks to achieve a diversity of occupational and personal backgrounds on the Board. To have a candidate considered by the Governance and Compensation Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Governance and Compensation Committee and nominated by the Board.

      The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. For the Company’s 2006 annual meeting, this deadline is December 27, 2005.

      The Governance and Compensation Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on the Board. As described above, the Committee will also consider candidates recommended by stockholders on the same basis as those recommended by current directors and executives. The Governance and Compensation Committee also, from time to time, may engage firms that specialize in identifying director candidates for the Committee’s consideration. The Company paid a fee to a search firm which assisted in identifying candidates for nomination to the stockholders at this Annual Meeting.

      Once a person has been identified by or for the Governance and Compensation Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Compensation Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance and Compensation Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

      The members of the Governance and Compensation Committee are Dr. McKinnell (Chairman), Mr. Anderson, Mrs. Evans, Mr. Kist, Senator Mack, Ms. Newcomb and Mr. Wulff, each of whom is independent under NYSE rules and under the Company’s Corporate Governance Principles.

      The Governance and Compensation Committee met six times during 2004.

Codes of Business Conduct and Ethics

      The Company has adopted a code of ethics that applies to its CEO, Chief Financial Officer and Controller, or persons performing similar functions. The Company has also adopted a code of business conduct and ethics that applies to the Company’s directors, officers and employees. A current copy of each of these codes is available on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Codes of Business Conduct and Ethics.” A copy of each is also available in print to stockholders upon request, addressed to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007.

      The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, the code of ethics by posting such information on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Codes of Business Conduct and Ethics.”

Director Independence

      To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth below and are also included in the Company’s Corporate Governance Principles. The Board has determined that Mr. Anderson, Mrs. Evans, Mr. Glauber, Mr. Kist, Senator Mack, Dr. McKinnell and Mr. Wulff, and thus a majority of the directors on the Board, are independent under these standards. The standards adopted by the Board incorporate the director independence criteria included in the NYSE listing standards, as well as additional criteria established by the Board. Each of the Audit Committee and the Governance and Compensation Committee is composed entirely of independent directors. In accordance with NYSE requirements and the independence standards adopted by the Board, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

      An “independent” director is a director whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries (for purposes of this section, collectively referred to as the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1. the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2. (a) the director, or an immediate family member of the director, is a current partner of the Company’s outside auditor; (b) the director is a current employee of the Company’s outside auditor; (c) a member of the director’s immediate family is a current employee of the Company’s outside auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member of the director was in the past three years (but is no longer) a partner or employee of the Company’s outside auditor and personally worked on the Company’s audit within that time;

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executive officers serves or served on the compensation committee at the same time;

4. the director, or a member of the director’s immediate family, has received, during any 12-month period in the past three years, any direct compensation from the Company in excess of $100,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5. the director is a current executive officer or employee, or a member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years, has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6. the director, or the director’s spouse, is an executive officer of a non-profit organization to which the Company or the Company foundation makes, or in the past three years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues. (Amounts that the Company contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard.)

      An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

      The Company’s independent directors routinely meet in executive session, without the presence of management directors or other members of management. Those sessions are presided over by the chairman of the Audit Committee or of the Governance and Compensation Committee, depending upon the primary topic to be discussed at the session.

Communications with Directors

      The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate with the Board of Directors or with all non-management directors as a group, with the directors who preside over executive sessions of the Board, or with a specific director or directors, by writing to them c/o the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007.

      All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary in the office of the Company’s General Counsel for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

Compensation of Directors

      Non-employee directors receive a combination of cash and equity compensation for serving on the Board of Directors.

      In 2004, non-employee directors received an annual retainer of $60,000, in quarterly installments. The chairman of each of the Audit Committee and the Governance and Compensation Committee received an additional annual fee of $10,000, in quarterly installments. There were no separate meeting fees in 2004.

      In February 2004, each non-employee director at that time received a grant of $90,000 worth of restricted stock under the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Directors Plan”). After becoming directors in April 2004, Messrs. Anderson and Wulff received a grant of $67,500 worth of restricted stock, and after becoming a director in July 2004, Mr. Kist received a grant of $45,000 worth of restricted stock. The restricted stock vests in three equal annual installments.

      A non-employee director may elect to defer receipt of all or a portion of his or her retainer until after termination of Board of Directors service. Deferred amounts are credited to an account and receive the rate of return earned by one or more investment options in the employee Profit Participation Plan as selected by the director. Upon the occurrence of a change-in-control of the Company, a lump sum payment shall be made to each director of the amount credited to the director’s deferred account on the date of the change-in-control, and the total amount credited to each director’s deferred account from the date of the change-in-control until the date such director ceases to be a director shall be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer retainers given on or before the date of the change-in-control shall be effective as of the date of the change-in-control rather than the end of the calendar year.

      Directors also are reimbursed for travel, meals and hotel expenses incurred in connection with attendance at meetings of the Board of Directors or its committees, which are generally held at the Company’s executive office. The Board of Directors typically meets once a year at an international location where the Company has operations. For those meetings, the Company pays for travel for the directors and one guest of each director, as well as for their accommodations, meals, Company-arranged activities and other incidental expenses.

      Effective April 27, 2004, Hall Adams, Jr. retired as a director in accordance with the Company’s policy of recommending that directors who reach age 70 retire from the Board. In recognition of Mr. Adams’s more than 12 years of service as a director, the Company amended Mr. Adams’s restricted stock award agreements to release, effective as of April 30, 2004 and February 10, 2005, all restrictions on the restricted shares granted to him in February 2003 and February 2004, respectively.

      In January 2005, Mr. Adams received a payment of 1,448 shares of Common Stock, representing the deferred performance share balance as of December 31, 2004 under the 1998 Moody’s Corporation Replacement Plan for Certain Non-Employee Directors Holding Dun & Bradstreet Corporation Equity-Based Awards (the “Directors’ Replacement Plan”). Also in January 2005, Mr. Adams received a payment of approximately $998,737, pursuant to the Directors’ Replacement Plan with respect to his phantom stock unit share-equivalent balance as of December 31, 2004.

ITEM 1

ELECTION OF DIRECTORS

      The Board of Directors has nominated Robert R. Glauber, Connie Mack and Nancy S. Newcomb for re-election as Class I directors, each for a three-year term expiring in 2008. If elected, each nominee will hold office until his or her term expires and until his or her successor is elected and qualified. Each of Mr. Glauber, Senator Mack and Ms. Newcomb is currently a member of the Board of Directors. The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is unable to serve, proxies will be voted for the election of such other person for director as management may recommend in the place of such nominee.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF EACH OF THE CLASS I NOMINEES LISTED BELOW.

      The principal occupation and certain other information (including age as of the date of this Proxy Statement) about the nominees and other directors of the Company whose terms of office continue after the Annual Meeting are set forth below. Mary Johnston Evans, the Company’s director since 1990, will not be standing for re-election. After her nearly 15 years of valued service, she will retire just before the Annual Meeting.

      John Rutherfurd, Jr., the Company’s Chairman and CEO, also will retire in early May 2005. The Board of Directors has determined that upon Mr. Rutherfurd’s retirement, Raymond W. McDaniel, Jr. will become the Company’s Chairman and Chief Executive Officer.

NOMINEES FOR DIRECTORS

Class I Directors Whose Terms Expire in 2008

Robert R. Glauber

Director since June 1998

      Robert R. Glauber, age 66, is a member of the Audit Committee. Mr. Glauber has served as chairman and chief executive officer of NASD since September 2001. From November 2000 to September 2001, Mr. Glauber served as president and chief executive officer of NASD. From 1992 to October 2000, Mr. Glauber was an adjunct lecturer at the Center for Business and Government at the John F. Kennedy School of Government at Harvard University, where he taught courses on financial regulation and public policy. Mr. Glauber is also a director of XL Capital Ltd.

Connie Mack

Director since December 2001

      Connie Mack, age 64, is a member of the Audit and Governance and Compensation Committees. Senator Mack has served as a senior policy advisor at King & Spalding LLP since February 2005, and served as senior policy advisor at Shaw Pittman, LLP from February 2001 to February 2005. He was a United States Senator (R-FL) from 1989 to January 2001. While in the Senate, Senator Mack was the Republican Conference chairman from 1997 to 2001, chairman of the Joint Economic Committee from 1995 to 1997 and 1999 to 2001, and a member of the Senate Finance and Senate Banking, Housing and Urban Affairs committees. Senator Mack is chairman of President Bush’s Advisory Panel on Federal Tax Reform and is also a director of Darden Restaurants, EXACT Sciences Corporation, Genzyme Corporation, Mutual of America Life Insurance Company and the H. Lee Moffitt Cancer Center.

Nancy S. Newcomb

Director since February 2005

      Nancy S. Newcomb, age 59, was a senior corporate officer, risk management, of Citigroup from May 1998 until her retirement in 2004. She served as a customer group executive of Citicorp (the predecessor corporation) from December 1995 to April 1998, and as a division executive, Latin America, from September 1993 to December 1995. From January 1988 to August 1993, Ms. Newcomb was the principal financial officer, responsible for liquidity, funding and capital management. Ms. Newcomb is a member of the Governing Council of the Van Leer Group Foundation, the Netherlands, and chair of the board of the New York Historical Society. Ms. Newcomb’s nomination for election as director was first proposed to the Governance and Compensation Committee by a third-party search firm.

CONTINUING DIRECTORS

Class III Directors Whose Terms Expire in 2007

Basil L. Anderson

Director since April 2004

      Basil L. Anderson, age 59, is a member of the Audit and Governance and Compensation Committees. Mr. Anderson has served as vice chairman of Staples, Inc. since September 2001. Prior to joining Staples, Mr. Anderson served as executive vice president and chief financial officer of Campbell Soup Company from April 1996 to April 2001. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including vice president and chief financial officer from February 1993 until December 1995. In addition to serving on the board of Staples, Mr. Anderson is a director of Hasbro, Inc., Charles River Associates Incorporated and Becton, Dickinson and Company.

Raymond W. McDaniel, Jr.

Director since April 2003

      Raymond W. McDaniel, Jr., age 47, has served as the Company’s President since October 2004 and the Company’s Chief Operating Officer since January 2004. He also has served as President of Moody’s Investors

Service since November 2001. Mr. McDaniel served as the Company’s Executive Vice President, Global Ratings and Research, from April 2003 to January 2004, and as Senior Vice President, Global Ratings and Research, from November 2000 to April 2003. Mr. McDaniel served as Senior Managing Director, Global Ratings and Research, of Moody’s Investors Service from November 2000 to November 2001, and as Managing Director, International, from 1996 to November 2000.

Class II Directors Whose Terms Expire in 2006

Ewald Kist

Director since July 2004

      Ewald Kist, age 60, is a member of the Audit and Governance and Compensation Committees. Mr. Kist was chairman of ING Groep N.V. (“ING Group”) from 2000 until his retirement in June 2004. Before serving as chairman of ING Group, Mr. Kist was vice chairman from 1999 to 2000. Prior to the merger of Nationale Nederlanden and NMB Postbank Group to form ING Group in 1991, Mr. Kist served in a variety of capacities at Nationale Nederlanden beginning in 1969, including chairman from 1991 to 1992, general management, The Netherlands, from 1989 to 1991, and president of Nationale Nederlanden US Corporation from 1986 to 1989. In addition to serving on the board of ING Group since 1993, Mr. Kist is a director of The DSM Corporation, Royal Phillips Electronics and the Dutch National Bank.

Henry A. McKinnell, Jr., Ph.D.

Director since October 1997

      Henry A. McKinnell, Jr., age 62, is chairman of the Governance and Compensation Committee and is a member of the Audit Committee of the Board of Directors. Dr. McKinnell is chairman and chief executive officer of Pfizer Inc., a research-based global health care company. He has served as Pfizer Inc.’s chairman since May 2001 and as its chief executive officer since January 2001. He served as president of Pfizer Inc. from May 1999 to May 2001, and as president of Pfizer Pharmaceuticals Group from January 1997 to April 2001. Dr. McKinnell served as chief operating officer of Pfizer Inc. from May 1999 to December 2000, and executive vice president from 1992 to 1999. In addition to serving on the board of Pfizer Inc., Dr. McKinnell is a director of ExxonMobil Corporation and John Wiley & Sons, Inc.

John K. Wulff

Director since April 2004

      John K. Wulff, age 56, is chairman of the Audit Committee and is a member of the Governance and Compensation Committee. Mr. Wulff has served as non-executive chairman of the board of Hercules Incorporated, a manufacturer and supplier of specialty chemical products, since December 2003. Mr. Wulff was first elected as a director of Hercules in July 2003, and served as interim chairman from October 2003 to December 2003. Mr. Wulff served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was chief financial officer of Union Carbide Corporation. During his 14 years with Union Carbide, Mr. Wulff also served as vice president and principal accounting officer from January 1989 to December 1995, and controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was a partner with KPMG and predecessor firms (accounting and consulting firms). In addition to serving on the board of Hercules, Mr. Wulff is a director of Sunoco, Inc. and Fannie Mae. Mr. Wulff’s nomination for election as a director was first proposed to the Governance and Compensation Committee by a third-party search firm.

ITEM 2

APPROVAL OF AMENDMENT TO THE COMPANY’S
RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK FROM 400 MILLION TO 1 BILLION

      The Board of Directors is seeking stockholder approval for an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 400 million shares to 1 billion shares (the “Proposed Amendment”). Therefore, the Board of Directors has adopted resolutions setting forth the Proposed Amendment in the form of an amendment to the first sentence of Article Fourth of the Company’s Restated Certificate of Incorporation, has determined the Proposed Amendment to be advisable and is recommending that stockholders approve the Proposed Amendment.

      The following is the text of Article Fourth, paragraph (1) of the Company’s Restated Certificate of Incorporation, as proposed to be amended:

FOURTH: (1) The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,020,000,000, consisting of (1) 10,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), (2) 1,000,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), and (3) 10,000,000 shares of Series Common Stock, par value $.01 per share (“Series Common Stock”). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor.

Purpose and Effect of the Proposed Amendment

      The primary purpose of the Proposed Amendment is to provide the Board of Directors with sufficient flexibility to declare a stock split in the form of a stock dividend, while maintaining sufficient authorized but unissued shares for other corporate purposes. The Board of Directors has authorized a two-for-one stock split in the form of a dividend, subject to stockholder approval of the Proposed Amendment.

      As of the date of this Proxy Statement, the Company had approximately            million shares of Common Stock issued and outstanding and an additional            million shares held as treasury shares (which are issued but not outstanding). In addition, as of such date, approximately            million shares were subject to outstanding equity compensation awards such as stock options and restricted stock awards (which are treated as outstanding shares) and an additional            million shares were reserved for additional awards under the Company’s equity compensation plans. While the Company has sufficient authorized and unissued shares to declare a stock split without effecting the Proposed Amendment, the Board of Directors believes that doing so without first increasing the authorized number of shares of Common Stock through the Proposed Amendment could limit the Company’s flexibility to issue Common Stock for a variety of other corporate purposes, such as to make acquisitions through the use of stock, to raise capital through the issuance of Common Stock or of securities that are convertible into Common Stock and, subject to applicable stockholder approval requirements, to adopt additional equity-based employee benefit plans or to reserve additional shares for issuance under such plans and under plans of any companies the Company may acquire. If stockholders approve the Proposed Amendment, the additional authorized shares of Common Stock may be used for each or any of these purposes.

      If the Proposed Amendment is approved, equitable adjustments will be made, as of the effective date of the stock split, in the number and price of shares reserved for issuance under the Company’s equity compensation plans and the number of rights issued under the Company’s stockholder rights plan which are associated with each outstanding share of Common Stock.

      Other than the proposed stock split in the form of a stock dividend and for issuances under the Company’s employee benefit plans and under outstanding employee stock options and other forms of equity-based compensation, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional Common Stock for any purposes. No additional action or authorization by the Company’s stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or by NYSE or other applicable rules. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors. Because the Company’s Restated Certificate of Incorporation does not confer to the Company’s stockholders preemptive rights with respect to Common Stock, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares.

      The Proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of Common Stock, which would dilute the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The Proposed Amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for the Company’s stockholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The Proposed Amendment may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

      If the Proposed Amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. However, if the Company’s stockholders approve the Proposed Amendment to the Company’s Restated Certificate of Incorporation, the Board of Directors retains discretion under Delaware law not to implement the Proposed Amendment. If the Board of Directors were to exercise such discretion, the number of authorized shares would remain unchanged.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM FOUR HUNDRED MILLION (400,000,000) TO ONE BILLION (1,000,000,000). UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE AMENDMENT.

ITEM 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee, in its capacity as a committee of the Board of Directors, has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2005. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit that selection to stockholders for ratification. PricewaterhouseCoopers LLP acted as the independent registered public accounting firm for the year ended December 31, 2004. Services provided to the Company by PricewaterhouseCoopers LLP in 2004 included the audit of the consolidated financial statements, audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, limited reviews of quarterly financial statements, employee benefit plan audits, consultations on various accounting matters, acquisition due diligence review and statutory audits of non-U.S. subsidiaries.

      If the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the Audit Committee will re-evaluate its selection and will determine whether to maintain PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm or to appoint another independent registered public accounting firm. If prior to the 2006 Annual Meeting of Stockholders PricewaterhouseCoopers LLP ceases to act as the Company’s independent registered public accounting firm or if the Audit Committee removes PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, then the Audit Committee will appoint another independent registered public accounting firm. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.

FEES OF INDEPENDENT ACCOUNTANTS

Audit Fees

      The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, for the review of the financial statements included in the Company’s Reports on Forms 10-Q and 8-K, and for statutory audits of non-U.S. subsidiaries were approximately $2.3 million (including $0.4 million incurred but not billed) in 2004 and $1.0 million (including $0.1 million incurred but not billed) in 2003.

Audit-Related Fees

      The aggregate fees billed for audit-related services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003, were approximately $0.7 million (including $0.1 million incurred but not billed) and $0.4 million, respectively. Such services included acquisition due diligence reviews and related audits, employee benefit plan audits, internal control reviews, and consultations concerning financial accounting and reporting standards.

Tax Fees

      The aggregate fees billed for tax services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003, were approximately $15,000 and $75,000, respectively. Tax services rendered by PricewaterhouseCoopers LLP principally related to expatriate tax services and tax consulting and compliance.

All Other Fees

      The aggregate fees billed for all other services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003, were approximately $5,000 and $3,000, respectively.

AUDIT COMMITTEE REPORT

      The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2004 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, who reports directly to the Audit Committee, the matters required by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees).

      The Audit Committee also has discussed with PricewaterhouseCoopers LLP its independence from the Company, including the matters contained in the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also has discussed with management of the Company and PricewaterhouseCoopers LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

      Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

          The Audit Committee

          John K. Wulff, Chairman

          Basil L. Anderson
          Mary Johnston Evans
          Robert R. Glauber
          Ewald Kist
          Connie Mack
          Henry A. McKinnell, Jr.
          Nancy S. Newcomb

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below sets forth the number of shares of Common Stock beneficially owned as of December 31, 2004 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (the “Company’s 5% Owners”), (ii) each director and nominee for director of the Company, (iii) each named executive officer listed in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group. Stock ownership information is based on (i) the number of shares of Common Stock held by directors and executive officers as of December 31, 2004 (in accordance with information supplied to the Company by them), and (ii) the number of shares of Common Stock held by the Company’s 5% Owners, based on information filed with the SEC by the Company’s 5% Owners. Unless otherwise indicated and except for the interests of individuals’ spouses, the stockholders listed below have sole voting and investment power with respect to the shares indicated as owned by them. Percentages are based upon the number of shares of Common Stock outstanding on December 31, 2004, and, where applicable, the number of shares of Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

	Aggregate Number of
	Shares Beneficially		Percent of Shares
Name	Owned(1)	Stock Units(2)	Outstanding

Basil L. Anderson	1,013	328	*
Jeanne M. Dering	324,616 (3)	0	*
Mary Johnston Evans	79,367 (4)	13,498	*
Robert R. Glauber	31,084	777	*
John J. Goggins	66,948	0	*
Ewald Kist	683	0	*
Connie Mack	12,530	0	*
Raymond W. McDaniel, Jr.	458,921	0	*
Henry A. McKinnell, Jr.	38,310	6,534	*
Chester V.A. Murray	186,138	0	*
Nancy S. Newcomb	0	0	*
John Rutherfurd, Jr.	795,226	0	*
Douglas M. Woodham	69,716	0	*
John K. Wulff	2,013	0	*
All current directors and executive officers as a group (15 persons)	2,066,983	21,137	1.39%

	Aggregate Number of
	Shares Beneficially			Percent of Shares
Name	Owned		Stock Units	Outstanding

Berkshire Hathaway Inc.,	24,000,000	(5)(6)	0	16.12%
Warren E. Buffett, OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company 1440 Kiewit Plaza Omaha, Nebraska 68131
Davis Selected Advisers, L.P.,	9,575,725	(7)	0	6.43%
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706
Goldman Sachs Asset Management, L.P.	10,918,406	(8)	0	7.33%
32 Old Slip New York, New York 10005

*	Represents less than 1% of the outstanding Common Stock.

(1)	Includes the maximum number of shares of Common Stock that may be acquired within 60 days of December 31, 2004, upon the exercise of vested stock options as follows: Mr. Anderson – 0; Ms. Dering – 206,022; Mrs. Evans – 32,360; Mr. Glauber – 26,000; Mr. Goggins – 58,785; Mr. Kist – 0; Senator Mack – 9,000; Mr. McDaniel – 425,707; Dr. McKinnell – 29,180; Mr. Murray – 162,374; Ms. Newcomb – 0; Mr. Rutherfurd – 722,750; Mr. Woodham – 63,000; and Mr. Wulff – 0; and all current directors and executive officers as a group – 1,735,178. Also includes the following shares of restricted stock over which the named executive officers and directors had voting (but not dispositive) power as of December 31, 2004: Mr. Anderson – 1,010; Ms. Dering – 3,849; Mrs. Evans – 3,535; Mr. Glauber – 3,535; Mr. Goggins – 2,386; Mr. Kist – 683; Senator Mack – 1,427; Mr. McDaniel – 8,467; Dr. McKinnell – 3,535; Mr. Murray – 3,464; Ms. Newcomb – 0; Mr. Rutherfurd – 11,546; Mr. Woodham – 6,158; and Mr. Wulff – 1,010; and all current directors and executive officers as a group – 51,023.

(2)	Consists of stock units (payable to non-employee directors after retirement), the value of which is measured by the price of the Common Stock, received under various non-employee director compensation arrangements of the Company and its predecessor. These units do not confer voting rights and are not considered “beneficially owned” shares of Common Stock under SEC rules. Additional stock units accrue over time to reflect the deemed reinvestment of dividends.

(3)	Includes 104,351 shares beneficially owned by Ms. Dering’s spouse, an employee of Moody’s Investors Service. Of those 104,351 shares, 96,752 are shares subject to options exercisable within 60 days after December 31, 2004 and 1,539 are shares of restricted stock over which he had voting (but not dispositive) power as of December 31, 2004.

(4)	Includes 40,770 shares owned by Mrs. Evans’ spouse as to which Mrs. Evans disclaims beneficial ownership.

(5)	As set forth in the most recent amended Schedule 13G jointly filed with the SEC by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power with respect to all of such 24,000,000 shares and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power with respect to 7,859,700 of such 24,000,000 shares.

(6)	This address is listed in the most recent amended Schedule 13G as the address of each of Mr. Buffett, Berkshire Hathaway Inc. and OBH, Inc. The address of National Indemnity Company is listed as

3024 Harney Street, Omaha, Nebraska 68131, and the address of each of GEICO Corporation and Government Employees Insurance Company is listed as 1 GEICO Plaza, Washington, D.C. 20076.

(7)	A Schedule 13G filed by Davis Selected Advisers, L.P. (“Davis”) with the SEC on February 18, 2005 reported that Davis, a registered investment adviser, had sole voting and dispositive power over 9,575,725 shares.

(8)	A Schedule 13G filed by Goldman Sachs Asset Management, L.P. (“GSAM LP”) with the SEC on February 11, 2005 reported that GSAM LP, a registered investment adviser, had sole voting power with respect to 8,037,452 shares and sole dispositive power over 10,918,406 shares.

Stock Ownership Guidelines

      In July 2004, the Board of Directors established stock ownership guidelines for non-employee directors and executives of the Company and its subsidiaries, Moody’s Investors Service and Moody’s KMV Company. Each non-employee director and executive has five years to comply with those guidelines. The ownership requirements for the Company are five times base salary for the CEO, four times base salary for the Chief Operating Officer, two times base salary for the remaining executives, and five times the annual cash retainer for non-employee directors. Restricted shares and shares owned by immediate family members or through qualified Company savings and retirement plans may be used to satisfy the ownership requirements.

EXECUTIVE COMPENSATION

      The table below sets forth, for the three years ended December 31, 2004, 2003 and 2002, the compensation of the CEO, each of the four other most highly compensated executive officers of the Company and a former executive officer of the Company whose compensation would have placed him in the disclosed group had he been an executive officer as of December 31, 2004 (the named Company executives).

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other	Restricted	Securities	Long-Term
				Annual	Stock	Underlying	Incentive	Other
			Bonus	Compensation	Awards	Options	Payouts	Compensation
	Year	Salary ($)	($)(1)	($)(2)	($)(3)	(#)(4)	($)	($)(5)

John Rutherfurd, Jr.	2004	900,000	1,739,780	0	741,253	112,500	0	203,206
Chairman and Chief	2003	840,000	1,953,000	0	0	159,000	0	196,854
Executive Officer	2002	799,999	1,316,666	184,449	0	173,000	578,612 (6)	197,550
Raymond W. McDaniel, Jr.	2004	564,485	965,825	0	543,581	82,500	0	135,594
President and Chief	2003	532,533	1,340,000	0	0	106,000	0	136,184
Operating Officer	2002	480,000	960,400	0	0	115,000	0	126,990
Chester V. A. Murray(7)	2004	430,501	390,000	0	222,389	33,750	0	71,870
Executive Vice President,	2003	410,000	580,000	0	0	43,000	0	104,517
International, Moody’s	2002	390,000	736,500	98,825	0	40,000	0	88,650
Investors Service
Jeanne M. Dering(8)	2004	430,501	477,868	0	247,106	37,500	0	65,429
Executive Vice President and	2003	378,800	489,645	0	0	46,500	0	86,958
Chief Financial Officer	2002	345,000	575,600	0	0	50,000	0	73,980
John J. Goggins	2004	324,480	278,857	0	153,181	23,250	0	45,423
Senior Vice President and	2003	312,000	315,000	0	0	32,000	0	60,678
General Counsel	2002	300,000	354,900	0	0	35,000	0	55,332
Douglas M. Woodham(9)	2004	478,067	300,000	0	395,344	60,000	0	65,115
	2003	459,680	437,669	0	0	92,000	0	109,351
	2002	442,001	739,700	0	0	100,000	0	48,780

(1)	The bonus amounts shown in this column were earned with respect to each year indicated and generally were paid in the following year.

(2)	The amounts shown in this column for Mr. Rutherfurd and Mr. Murray represent reimbursement for taxes. In Mr. Murray’s case, that reimbursement was associated with an international assignment.

(3)	The amounts shown in this column represent the dollar value of the Common Stock based on the closing price of the Common Stock ($64.20) on February 9, 2004, the date of grant of the restricted stock. All grants of restricted stock were made under the Company’s 2001 Key Employees’ Stock Incentive Plan (as amended and restated on April 27, 2004, the “2001 Stock Incentive Plan”).

On February 9, 2004, Mr. Rutherfurd received a grant of 11,546 shares of Common Stock, Mr. McDaniel received a grant of 8,467 shares of Common Stock, Mr. Murray received a grant of 3,464 shares of Common Stock, Jeanne Dering received a grant of 3,849 shares of Common Stock, Mr. Goggins received a grant of 2,386 shares of Common Stock and Mr. Woodham received a grant of 6,158 shares of Common Stock. As of December 31, 2004, the dollar values of such shares were: Mr. Rutherfurd: $1,002,770; Mr. McDaniel: $735,359; Mr. Murray: $300,848; Ms. Dering: $334,286; Mr. Goggins: $207,224; and Mr. Woodham: $534,822. The dollar values are based on the closing price of the Common Stock ($86.85) on December 31, 2004. None of the named Company executives held any shares of restricted stock as of December 31, 2004, other than those set forth in this paragraph.

Subject to continued employment through each vesting date, vesting of these restricted stock grants in any one year depends on the financial performance of the Company. Twenty-five percent of the grant represents the “Target Shares” for each vesting year. If the Company’s annual operating income growth in any one year is (i) less than 10%, then 50% of the Target Shares will vest; (ii) between 10% and 15%, then 100% of the Target Shares will vest; and (iii) greater than 15%, then 150% of the Target Shares will vest. No more than 100% of the initial grant will vest, and all shares will vest in full, if not previously vested, five years from the grant date, subject to continued employment through such date, regardless of whether performance goals have been achieved.

Dividends will be accumulated and paid, without interest, when the underlying shares vest.

(4)	The amounts shown in this column represent the number of non-qualified options granted in each year indicated.

(5)	The amounts shown in this column represent aggregate annual Company contributions for the account of each named executive officer under the Profit Participation Plan and the Profit Participation Benefit Equalization Plan (“PPBEP”), which plans are open to substantially all employees of the Company and certain of its subsidiaries. The Profit Participation Plan is a tax-qualified defined contribution plan, and the PPBEP is a non-qualified plan that provides benefits to participants in the Profit Participation Plan equal to the amount of Company contributions that would have been made to the participants’ Profit Participation Plan accounts but for certain Federal tax laws.

(6)	The amount shown represents the value of 13,277 shares awarded upon full satisfaction of a long-term performance award granted in April 1999, based upon the closing stock price on April 30, 2002, the end of the three-year performance period.

(7)	Mr. Murray became an executive officer of the Company in October 2002. Amounts shown for 2002 include salary and other compensation for his employment with the Company for the portion of the year prior to which he was named an executive officer. Mr. Murray served as Senior Vice President and Chief Human Resources Officer of the Company from October 2002 until June 2004, and resumed those responsibilities on an interim basis from September 2004 until February 2005. Mr. Murray became an Executive Vice President, International, of Moody’s Investors Service in January 2004.

(8)	Ms. Dering served as Senior Vice President and Chief Financial Officer of the Company until February 15, 2005, at which time she became Executive Vice President and Chief Financial Officer of the Company.

(9)	Mr. Woodham served as a Senior Vice President of the Company until November 2004. As of February 2005, Mr. Woodham is no longer employed by the Company.

      The table below sets forth information concerning grants of stock options to purchase Common Stock during the year ended December 31, 2004 to the named Company executives.

Option Grants in Last Fiscal Year

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	or Base		Grant Date
	Granted	Fiscal Year	Price	Expiration	Present Value
Name	(#)(1)	(%)	($/Share)	Date	($)(2)

John Rutherfurd, Jr.	112,500	4.84	64.815	02/09/14	2,245,050
Raymond W. McDaniel, Jr.	82,500	3.55	64.815	02/09/14	1,646,370
Chester V.A. Murray	33,750	1.45	64.815	02/09/14	673,515
Jeanne M. Dering	37,500	1.61	64.815	02/09/14	748,350
John J. Goggins	23,250	1.00	64.815	02/09/14	463,977
Douglas M. Woodham	60,000	2.58	64.815	02/09/14	1,197,360

(1)	These options are exercisable in four equal annual installments, the first of which was February 9, 2005, and expire on February 9, 2014.

(2)	Grant date present value is based on the Black-Scholes option valuation model, applying the following assumptions: an expected stock-price volatility factor of 30%; a risk-free rate of return of 3.23%; a dividend yield of 0.46%; and an expected time to exercise of 5 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

      The table below sets forth information concerning options exercised by each of the named Company executives during the year ended December 31, 2004, and the number and value of exercisable and unexercisable options held as of December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at Fiscal		Options at Fiscal
	Acquired	Value	Year-End (#)		Year-End ($)(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John Rutherfurd, Jr.	10,249	521,713	611,625	318,250	36,041,166	12,820,959
Raymond W. McDaniel, Jr.	10,749	591,678	342,478	226,854	19,885,371	9,252,785
Chester V.A. Murray	14,048	880,102	133,187	88,517	7,814,436	3,575,880
Jeanne M. Dering	0	0	140,778	100,744	8,054,759	4,106,317
John J. Goggins	47,150	2,502,995	44,973	66,027	2,332,983	2,686,967
Douglas M. Woodham	86,750	3,366,014	0	185,250	0	7,573,095

(1)	Value is calculated as the difference between the closing price of the Common Stock of $86.85 on December 31, 2004 and the option exercise price.

      The table below sets forth, as of December 31, 2004, certain information regarding the Company’s equity compensation plans.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price	Equity Compensation Plans
	Outstanding Options,	of Outstanding Options,	(excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	13,157,687 (1)	$38.15	12,798,319 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	13,157,687	$38.15	12,798,319

(1)	Includes 3,115,383 options issued under the 2001 Stock Incentive Plan, 9,063,988 options issued under the Company’s 1998 Key Employees’ Stock Incentive Plan (the “1998 Stock Incentive Plan”), 830,056 options issued under the Dun & Bradstreet Corporation’s 1991 Key Employees’ Stock Incentive Plan (the “1991 Stock Incentive Plan”), 126,000 options issued under the 1998 Directors Plan and 22,260 options issued under the Dun & Bradstreet Corporation’s 1996 Non-Employee Directors’ Stock Incentive Plan (the “1996 Directors Plan”).

(2)	Includes 9,225,908 shares and 1,142,798 shares available for issuance as options, stock appreciation rights or other stock-based awards under the 2001 Stock Incentive Plan and 1998 Stock Incentive Plan, respectively, 181,977 shares available for issuance as options, shares of restricted stock or performance shares under the 1998 Directors Plan, and 2,247,636 shares available for issuance under the Company’s Employee Stock Purchase Plan. No new grants may be made under the 1996 Directors Plan, which was terminated in July 1998, or under the 1991 Stock Incentive Plan, which expired by its terms in February 2001.

Retirement Benefits

      The tables below set forth the estimated aggregate annual benefits payable under the Moody’s Corporation Retirement Account (the “Retirement Account”), Pension Benefit Equalization Plan (“PBEP”) and Supplemental Executive Benefit Plan (“SEBP”) to persons in specified average final compensation and credited service classifications upon retirement at age 65.

      The Governance and Compensation approved the inclusion of Mr. McDaniel and Ms. Dering as participants in an amended SEBP effective as of October 22, 2001, and approved the inclusion of Mr. Murray and Mr. Goggins as participants in that amended SEBP effective September 1, 2003 and October 1, 2004, respectively. Mr. Rutherfurd had been a participant in the SEBP prior to October 21, 2001 and, as such, is subject to the terms of the SEBP prior to the amendment thereof. Mr. Woodham’s employment with the Company ended prior to any vesting of benefits under the Retirement Account or the PBEP. He was not a participant in the SEBP.

      Table I sets forth estimates of the aggregate annual retirement benefits for Mr. Rutherfurd based on various assumptions regarding average final compensation and years of credited service. Table II sets forth such estimates for Messrs. McDaniel, Murray and Goggins and Ms. Dering. For Mr. Rutherfurd, the aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years. For Messrs. McDaniel, Murray and Goggins and Ms. Dering, the aggregate annual retirement benefits do not increase as a result of additional credited service after 30 years.

Table I

	Estimated Aggregate Annual Retirement Benefits
	Assuming Credited Service of:

Average Final Compensation	5 Years	10 Years	15 Years	20 Years

$ 400,000	$80,000	$160,000	$200,000	$240,000
450,000	90,000	180,000	225,000	270,000
550,000	110,000	220,000	275,000	330,000
700,000	140,000	280,000	350,000	420,000
850,000	170,000	340,000	425,000	510,000
1,000,000	200,000	400,000	500,000	600,000
1,300,000	260,000	520,000	650,000	780,000
1,600,000	320,000	640,000	800,000	960,000
1,900,000	380,000	760,000	950,000	1,140,000

Table II

	Estimated Aggregate Annual Retirement Benefits
	Assuming Credited Service of:

Average Final Compensation	5 Years	10 Years	15 Years	20 Years	30 Years

$ 400,000	$40,000	$80,000	$120,000	$160,000	$240,000
450,000	45,000	90,000	135,000	180,000	270,000
550,000	55,000	110,000	165,000	220,000	330,000
700,000	70,000	140,000	210,000	280,000	420,000
850,000	85,000	170,000	255,000	340,000	510,000
1,000,000	100,000	200,000	300,000	400,000	600,000
1,300,000	130,000	260,000	390,000	520,000	780,000
1,600,000	160,000	320,000	480,000	640,000	960,000
1,900,000	190,000	380,000	570,000	760,000	1,140,000

      Average final compensation under the SEBP is defined as the highest average annual compensation during 5 consecutive 12-month periods in the last 10 consecutive 12-month periods of the participant’s credited service. Participants vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the tables above are calculated on a straight-life annuity basis. Amounts shown in the tables above include benefits payable under the Retirement Account, the PBEP, and U.S. Social Security.

      The Retirement Account, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasury interest rate equivalent with a minimum compounded annual interest credit rate of 3%.

      The approximate number of years of credited service under the plans as of December 31, 2004 are as follows: Mr. Rutherfurd – 17; Mr. McDaniel – 18; Mr. Murray – 19; Ms. Dering – 19; and Mr. Goggins – 6.

      For the purpose of determining retirement benefits, compensation for a given year consists of the aggregate of salary, wages, regular cash bonuses, commissions and overtime pay that are paid to the applicable employee in such year. Severance pay, contingent payments and other forms of special remuneration are excluded. Since the Summary Compensation Table above includes for each year bonuses that are earned in such year but not paid until the following year, compensation for purposes of determining retirement benefits varies from that shown in the Summary Compensation Table.

      For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. The 2004 compensation for purposes of determining retirement benefits was as follows: Mr. Rutherfurd –

$2,853,000; Mr. McDaniel – $1,904,485; Mr. Murray – $1,010,500; Ms. Dering – $920,145; and Mr. Goggins – $639,480.

Certain Transactions

      In November 2004, Ms. Dering’s spouse, an employee of Moody’s Investors Service, exercised options to purchase 7,170 shares of Common Stock for an aggregate price of $112,889.61, resulting in a pre-tax gain of $452,861.44. The shares were sold on the same day the options were exercised, and the transaction was filed with the SEC on a Form 4. Ms. Dering’s spouse earned salary and bonus payments during 2004 totaling $622,748, and participates in other employee benefit arrangements on terms consistent with other employees at his level.

Career Transition Plan

      All of the Company’s executive officers named in the Summary Compensation Table above currently participate in the Company’s Career Transition Plan (“CTP”). The CTP generally provides for the payment of benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed upon resignation. In the event of an eligible termination, an executive officer will be paid 52 weeks of salary continuation (26 weeks if the executive is terminated by the Company for unsatisfactory performance), payable at the times the executive’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the executive’s annual base salary at the time of termination. In addition, the executive will receive continued medical, dental and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by the Company. Except in the case of a termination by the Company for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive was participating at the time of termination, provided that the executive was employed for at least six full months during the calendar year of termination; (ii) cash payments equal in value to a prorated portion of any “performance-based awards” under the Company’s stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment. The CTP gives the Company’s Chairman and CEO the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP.

Change-in-Control Agreement

      The Company has entered into an agreement with Mr. Rutherfurd providing for certain benefits upon actual or constructive termination of employment in the event of a change-in-control of the Company. If, following a change-in-control, Mr. Rutherfurd is terminated other than for cause or by reason of death, disability or normal retirement, or Mr. Rutherfurd terminates employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), he will be entitled to receive: (i) a lump sum payment equal to three times the sum of salary plus guideline bonus opportunity; (ii) continuation of welfare benefits and certain perquisites for three years; (iii) retiree medical and life insurance benefits; (iv) outplacement consulting in the amount of 20% of the sum of salary plus guideline bonus opportunity, but not exceeding $100,000; (v) immediate vesting of all deferred compensation and benefit plan entitlements; (vi) a prorated annual target bonus for the year in which the change-in-control occurs and a full target bonus for all other bonus plans in effect at the time of termination; and (vii) payment of any excise taxes due in respect of the foregoing benefits.

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE

Overview of Executive Compensation Philosophy and Program

      The Governance and Compensation Committee establishes the performance objectives and the compensation of the Company’s key executives, including the Chairman and CEO. The Committee consists entirely of independent non-employee directors and is chaired by Dr. McKinnell. The Company’s executive compensation program is designed to:

•	provide a competitive total compensation package that will retain key executives and motivate them to achieve outstanding performance for the Company;

•	link a substantial part of each key executive’s compensation to the achievement of the Company’s financial and strategic objectives and to the individual’s performance; and

•	align key executives’ rewards with increases in shareholder value.

      In establishing compensation of executive officers, the Committee considers pay levels in a compensation peer group (the “Peer Group”) consisting of financial services companies with market capitalization comparable to the Company, as well as other factors noted below. The Company’s executive compensation program consists of the following three components:

•	Base Salaries. In setting base salaries, the Committee evaluates a variety of factors, including competitive pay levels, scope of responsibilities, individual performance and prior experience.

•	Annual Cash Incentives. Through the annual cash incentive program, a significant portion of total cash compensation is “at risk” and is paid based on both Company and individual performance against quantitative and qualitative measures.

•	Longer-Term Incentives. Long-term compensation consists of stock options and restricted stock and is intended to align executive pay with shareholder value creation.

Evaluation of Key Executive Performance

      Each year, the Governance and Compensation Committee sets financial and non-financial objectives for the Company and key executives in discussion with the Chairman and CEO and after a review by the Board of Directors of the Company’s annual operating budget. In evaluating the performance of the Chairman and CEO and other key executives, the Committee considers the financial performance of the Company and the performance of the key executives in relation to those objectives, and also considers other relevant criteria such as accomplishments of individual executives and of the management team as a whole. The Committee determines aggregate funding of the Company’s cash incentive program based on the financial performance of the Company, including the Company’s growth in operating income and earnings per share compared with its intermediate-term growth targets, and uses discretion in determining individual cash incentive pay-outs, with the goal of promoting and rewarding outstanding performance.

      During 2004, the Company achieved record financial results, with growth in revenue, operating income and earnings per share that were above the Company’s normative targets, which are currently 12.5% growth in revenue and operating income and 15% growth in earnings per share. The Company broadened its geographic reach and successfully grew revenues from new products, including RatingsInteractive, the Monthly Default Report and Market Implied Ratings, as well as a suite of analytical tools aimed at investors in securitized transactions. The Company also continued to build on growing the quantitative credit risk assessment and management business of Moody’s KMV Company. These factors demonstrate management’s success in executing its main strategies — capitalizing on the growth of worldwide capital markets, introducing new products and extending the brand.

      Based on these results, the Governance and Compensation Committee approved the 2004 compensation awards shown in the Summary Compensation Table.

Compensation of the Chief Executive Officer

      In determining Mr. Rutherfurd’s 2004 compensation, the Committee considered the performance of the Company, Mr. Rutherfurd’s individual job performance and Peer Group compensation data provided by an outside consultant, as well as the factors noted above under “Evaluation of Key Executive Performance.” The Committee increased Mr. Rutherfurd’s base salary from $840,000 to $900,000 effective as of January 1, 2004. Based on the Company’s solid financial results, and Mr. Rutherfurd’s strong performance in managing the business and continuing to implement its strategy, the Committee awarded him a cash bonus for 2004 of $1,739,780.

Tax Deductibility

      Section 162(m) of the Internal Revenue Code limits income tax deductibility of compensation in excess of $1 million paid to the CEO and the four other most highly compensated individuals serving as executive officers of the Company at the end of the fiscal year to compensation that is “performance-based” as defined under the regulations. Stock options awarded under the Company’s stockholder approved Stock Incentive Plans are performance-based, and any amounts required to be included in an executive’s income upon the exercise of options do not count toward the $1 million limitation. For other compensation to be performance-based under the regulation, it must be contingent on the attainment of performance goals approved by stockholders, and the attainment of these goals must be certified by a committee of the Board which consists entirely of independent directors.

      While the Governance and Compensation Committee generally seeks to maximize the deductibility of compensation paid to executive officers, and annual awards under the 2004 Moody’s Corporation Covered Employee Cash Incentive Plan generally constitute deductible, performance-based compensation, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, the Company’s compensation philosophy and the Company’s best interests.

      The Governance and Compensation Committee

Henry A. McKinnell, Jr., Chairman
Basil L. Anderson
Mary Johnston Evans
Ewald Kist
Connie Mack
Nancy S. Newcomb
John K. Wulff

PERFORMANCE GRAPH

      The following graph compares the total cumulative shareholder return of the Company to the performance of Standard & Poor’s Stock 500 Index (the “S&P 500”) and an index of performance peer group companies (the “Performance Peer Group”).

      The Company does not believe there are any publicly traded companies that represent strict peers. However, each of the companies in the Performance Peer Group offers business information products in one or more segments of its business. The Performance Peer Group consists of Dow Jones & Company, Inc., The McGraw-Hill Companies, Pearson PLC, Reuters Group PLC, Thomson Corporation, and Wolters Kluwer nv.

      The comparison assumes that $100.00 was invested in Common Stock and in each of the foregoing indices on October 3, 2000, the date on which the Company commenced regular way trading on the NYSE after the Spin-Off became effective on September 30, 2000. The comparison also assumes the reinvestment of dividends, if any. The total return for the Common Stock was 221% during the performance period as compared with a total return during the same period of -10% for the S&P 500, and -25% for the Performance Peer Group index.

Comparison of Cumulative Total Return

Moody’s Corporation, Peer Group Index and S&P 500 Index

	MOODY’S
	CORPORATION	S&P 500 INDEX	PEER GROUP INDEX

10/3/00	100.00	100.00	100.00
12/31/00	93.86	92.17	96.91
12/31/01	145.69	81.22	71.09
12/31/02	151.53	63.27	51.96
12/31/03	223.01	81.42	62.98
12/31/04	321.26	90.28	74.53

      The comparisons in the graph above are provided in response to disclosure requirements of the SEC and are not intended to forecast or be indicative of future performance of the Common Stock.

OTHER BUSINESS

      The Board of Directors knows of no business other than the matters set forth herein which will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting, and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

      Stockholder proposals which are being submitted for inclusion in the Company’s proxy statement and form of proxy for the 2006 annual meeting of stockholders must be received by the Company at its principal executive offices no later than November 23, 2005. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

      Under the Company’s By-laws, stockholder proposals which are being submitted other than for inclusion in the Company’s proxy statement and form of proxy for the 2006 annual meeting of stockholders must be received by the Company at its principal executive offices no earlier than January 26, 2006 and no later than February 15, 2006. Such proposals when submitted must be in full compliance with applicable law and the Company’s By-laws. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to February 15, 2006.

March 23, 2005

Appendix A

MOODY’S CORPORATION

AMENDED AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee’s primary purpose is to represent and assist the Board of Directors in fulfilling its oversight responsibilities relating to: (a) the integrity of the Company’s financial statements and the financial information provided to the Company’s shareholders and others; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s internal controls; and (d) the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”) and the performance of the Company’s internal audit function and the Independent Auditors. The Committee also oversees the preparation of the report required by the Securities and Exchange Commission’s rules to be included in the Company’s annual proxy statement.

Membership and Meetings

      The Committee shall be comprised of at least three directors, as appointed by the Board, including one chairman. Each member of the Committee shall meet the independence requirements of the New York Stock Exchange, Inc. for directors and audit committee members, and shall be financially literate, both as determined by the Board. At least one member of the Committee shall be an “audit committee financial expert”, as determined by the Board in accordance with the rules and regulations of the Securities and Exchange Commission.

      Meetings shall be held at least four times per year and additional meetings shall be held as needed. The Committee shall report to the Board on its activities on a regular basis. The Committee shall meet privately, periodically, with representatives of the Independent Auditors and the Head of Internal Audit, and with the Chief Financial Officer, the Controller, and the Chief Legal Counsel.

      To fulfill its duties and responsibilities, the Committee shall undertake the following:

Financial Reporting

      1.     The Committee shall review with the Independent Auditors and internal auditors, the adequacy of the Company’s financial reporting processes, both internal and external.

      2.     The Committee shall review: (a) the planned scope and results of audit examinations by the Independent Auditors, including any difficulties the Independent Auditors encountered in the course of their audit work, and management’s response; and (b) the scope and results of the internal audit program.

      3.     The Committee shall review significant changes in accounting principles, any significant disagreements between management and the Independent Auditors and other significant matters in connection with the preparation of the Company’s financial statements, and shall receive required reports from the Independent Auditors.

      4.     The Committee shall: (a) meet to review with management and the Independent Auditors the Company’s audited financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) discuss with the Independent Auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) Nos. 61 and 90; and (c) determine whether to recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Reports on Form 10-K.

      5.     The Committee shall meet to review with management and the Independent Auditors the Company’s Quarterly Reports on Form 10-Q, including reviewing the Company’s specific disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations,” and discuss with the Independent Auditors the matters required to be discussed by SAS No. 100.

      6.     The Committee shall review and discuss earnings press releases, and policies with respect to earnings press releases, other press releases related to financial information, and earnings guidance as appropriate.

Independent Auditors

      7.     The Committee shall be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the Independent Auditors. In this regard, the Committee shall select and retain (subject to shareholder ratification), evaluate, determine funding for, and where appropriate, replace the Independent Auditors.

      8.     The Committee shall receive and review, at least annually, a report by the Independent Auditors describing: (a) the Independent Auditors’ internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditors, and any steps taken to deal with any such issues.

      9.     The Committee shall oversee the qualifications, performance and independence of the Independent Auditors by:

•	receiving from the Independent Auditors, on a periodic basis, a formal written statement delineating all relationships between the Independent Auditors and the Company and containing such other information as may be required by Independence Standards Board Standard No. 1;

•	reviewing, and discussing with the Independent Auditors, on a periodic basis, any disclosed relationships or services (whether between the Independent Auditors and the Company or otherwise), including a summary of permissible non-audit services performed by the Independent Auditors, that may impact the objectivity or independence of the Independent Auditors and considering, at least annually, the independence of the Independent Auditors; and

•	approving in advance all audit and permissible non-audit services to be provided by the Independent Auditors and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the Independent Auditors.

      10.     The Committee shall establish policies for the hiring of employees and former employees of the Independent Auditors.

Evaluation and Charter

      11.     The Committee shall evaluate its performance annually and review and reassess the adequacy of this Charter annually.

Compliance

      12.     The Committee shall receive reports regarding, and review with the Independent Auditors, internal auditors and management, the adequacy and effectiveness of: (a) the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Committee by the Independent Auditors or management; and (b) the Company’s disclosure controls and procedures.

      13.     The Committee shall review: (a) legal and regulatory compliance matters; (b) the Company’s policies with respect to risk assessment and risk management, and contingent liabilities and risks that may be material to the Company; (c) the Company’s policies and procedures designed to promote compliance with laws, regulations, and internal policies and procedures; and (d) major legislative and regulatory developments which could materially impact the Company. This will be facilitated through the receipt of reports from management, legal counsel and third parties as determined by the Committee.

      14.     The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

      15.     On a periodic basis, the Committee shall review the Company’s code of conduct and discuss with management the Company’s program to monitor compliance with the Company’s code of conduct.

      16.     On an annual basis, the Committee shall review and discuss with management: (a) the Company’s policies and procedures regarding officers’ expenses and perquisites; and (b) a summary of officers’ expenses and use of corporate assets.

Outside Advisors

      The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain such independent counsel, accountants, or other advisors as it determines appropriate to assist it in the performance of its functions, and shall receive appropriate funding from the Company, as determined by the Committee, for payment of compensation to any such advisors.

MOODY’S CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, APRIL 26, 2005

     The undersigned hereby appoints John Rutherfurd, Jr., Jeanne M. Dering and John J. Goggins, and each of them, as proxies, each with full power of substitution, to represent the undersigned and vote all the shares of common stock of Moody’s Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 2005 at 9:30 a.m., local time, at the Company’s offices at 99 Church Street, New York, New York 10007, and any adjournment or postponement thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting.

     This card also constitutes voting instructions to the Trustee of the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of common stock of Moody’s Corporation held by the Trustee under the plan, as described in the Proxy Statement.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE NAMED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR FOLLOW THE APPLICABLE INTERNET OR TELEPHONE VOTING PROCEDURES.

     To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please sign and date this proxy card on the reverse, tear off at the perforation and mail promptly in the enclosed postage-paid envelope.

Mark this box if you plan to attend the Annual Meeting.

☐

To change your address, please mark this box and indicate below.	☐

1

Please sign and date below, detach and return in enclosed envelope or vote by telephone or Internet.	[X] Votes must be indicated (x) in Black or Blue ink.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR EACH OF PROPOSALS II AND III.

The Board of Directors recommends a vote FOR its nominees and FOR Proposals II and III.

I.	Election of three Class I Directors:

	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees for Class I: 01 – Robert R. Glauber, 02 – Connie Mack, 03 – Nancy S. Newcomb

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.)

Exceptions

II.	Approval of proposal to amend Moody’s Corporation’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 400 million to 1 billion.

III.	Ratification of the appointment of independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

And, in its discretion, in the transaction of such other business as may properly come before the Annual Meeting.

2

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Share Owner sign here	Date

Co-Owner sign here	Date

1

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

Dear Stockholder:

                      Moody’s Corporation encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

1.	TO VOTE OVER THE INTERNET

•	Log on to the Internet and go to the web site https://www.proxyvotenow.com/mco

2.	TO VOTE OVER THE TELEPHONE

•	On a touch-tone telephone, call 1-888-216-1319, 24 hours a day, 7 days a week.

                      Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

                      If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

THANK YOU FOR VOTING!

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ADMISSION TICKET

Moody’s Corporation
Annual Meeting of Stockholders
April 26, 2005
9:30 a.m.
99 Church Street
New York, New York 10007

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